EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 16, 2010, with respect to the statement of condition including the related portfolio of Select S&P Greater China Picks Portfolio, Series 17 (included in Van Kampen Unit Trusts, Series
948) as of February 16, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-163756) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
February 16, 2010